SUB-ITEM 77D:  Policies with respect to security investments

A Meeting of the Board of Trustees (the "Trustees") of
Huntington Funds
 (the "Trust") was held on January 29, 2003.

After full discussion, on motion duly made and seconded, the Trustees unanimously, and without shareholder approval, authorized and approved a proposal to amend the investment policies of Huntington Rotating
Markets Fund (formerly, Huntington Rotating
Index Fund (the "Fund") as
follows:

"The Trustees hereby approve changing the fundamental investment objective for the Huntington Rotating Markets Fund
(the "Rotating Markets Fund")
from seeking to approximate the returns of a broad-based equity market index to one of seeking capital appreciation."
"The Trustees hereby approve eliminating the fundamental investment policy for the Rotating Markets Fund of investing at least 80% of total assets in stocks comprising a broad-based equity index."

The above-referenced policies became effective after shareholder approval was obtained on April 17, 2003.